Exhibit 99.1
Hain Celestial Announces Addition of New Senior Vice President of Business Development

Transitions Key Roles to Support Strategic Business Transformation

Lake Success, NY, May 28, 2019 - The Hain Celestial Group, Inc. (Nasdaq: HAIN) (“Hain Celestial” or the “Company”), a leading organic and natural products company with operations in North America, Europe, Asia and the Middle East providing consumers with A Healthier Way of Life™, today announced the appointment of Seth Weis, as the Senior Vice President of Business Development, reporting directly to Hain Celestial’s President and Chief Executive Officer Mark L. Schiller, effective today. In this role, Mr. Weis will focus on the implementation of Hain Celestial’s business transformation strategy to simplify its product portfolio, strengthen capabilities, reinvigorate net sales growth in the United States, and expand margins and cash flow.
Mr. Weis will assume this role from Denise Faltischek, Executive Vice President, Chief Strategy Officer and Corporate Secretary. After fourteen years with Hain Celestial, Ms. Faltischek will leave the Company to pursue other opportunities on August 31, 2019. During her tenure, Ms. Faltischek served in an integral role to help complete several merger and acquisitions including most recently the sale of WestSoy® tofu seitan and tempeh businesses and the pending divestiture of the Hain Pure Protein businesses. Previously, she served for over eight years as Hain Celestial’s General Counsel. Additionally, Ms. Faltischek’s responsibilities as Hain Celestial’s Corporate Secretary will transition to Kristy Meringolo, Hain Celestial’s General Counsel and Chief Compliance Officer. Ms. Faltischek, will work with the executive leadership team over the coming weeks to ensure a smooth transition.
Mr. Weis joins Hain Celestial from Treehouse Foods, Inc. where he served as Vice President, Corporate Development and Corporate Officer. In this role, he led cross functional business teams to complete five acquisitions and two divestitures expanding Treehouse Foods’ annual revenue and helping to transform the business. Previously, Mr. Weis served in various roles including most recently Vice President at Glencoe Capital Management, LLC, a private equity firm targeting lower middle market buyouts, growth equity and co-investments. Mr. Weis also served as a Vice President at Duff & Phelps, LLC where he provided corporate finance and investment banking services including mergers and acquisitions advisory, business valuations, and capital structure analysis, across a broad range of industries. He started his career in finance at PriceWaterHouseCoopers LLP.
About The Hain Celestial Group, Inc.
The Hain Celestial Group (Nasdaq: HAIN), headquartered in Lake Success, NY, is a leading organic and natural products company with operations in North America, Europe, Asia and the Middle East. Hain Celestial participates in many natural categories with well-known brands that include Alba Botanica®, Almond Dream®, Arrowhead Mills®, Avalon Organics®, Bearitos®, Better Bean®, BluePrint®, Casbah®, Celestial Seasonings®, Clarks™, Coconut Dream®, Cully & Sully®, Danival®, DeBoles®, Earth’s Best®, Ella’s Kitchen®, Europe’s Best®, Farmhouse Fare™, Frank Cooper’s®, Gale’s®, Garden of Eatin’®, GG UniqueFiber™, Hain Pure Foods®, Hartley’s®, Health Valley®, Imagine®, JÂSÖN®, Johnson’s Juice Co.®, Joya®, Kosher Valley®, Lima®, Linda McCartney’s® (under license), Live Clean®, MaraNatha®, Mary Berry (under license), Natumi®, New Covent Garden Soup Co.®, Orchard House®, Queen Helene®, Rice Dream®, Robertson’s®, Rudi’s Gluten-Free Bakery®, Rudi’s Organic Bakery®, Sensible Portions®, Spectrum Organics®, Soy Dream®, Sun-Pat®, Sunripe®, SunSpire®, Terra®, The Greek Gods®, Tilda®, Walnut Acres®, WestSoy®, Yorkshire Provender®, Yves Veggie Cuisine® and William’s™.

Contact:
James Langrock / Katie Turner
The Hain Celestial Group, Inc.
516-587-5000

The Hain Celestial Group, Inc. • 1111 Marcus Avenue • Lake Success, NY 11042
516-587-5000 • www.hain.com